calculation of registration fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$94,317,000.00	$2,895.53
PROSPECTUS	Pricing Supplement Number: 4552
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated February 27, 2007
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	February 27, 2007
Settlement Date (Original Issue Date):	March 6, 2007
Maturity Date:	December 20, 2013
Principal Amount:	US$94,317,000 (plus accrued interest from and including December 19, 2006 to but excluding March 6, 2007)
Price to Public (Issue Price):	100%
Agents Commission:	0.20%
All-in Price:	99.80%
Accrued Interest:	US$1,106,508.70
Net Proceeds to Issuer:	US$95,234,874.70
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency: Coupon:	U.S. Dollars Plus 0.12%
Re-Offer Spread (plus or minus):	Plus 0.12%
Index Maturity:	Three Months
Index Payment Period:	Quarterly

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated February 27, 2007
Registration Statement No. 333-132807

Interest Payment Dates:	Quarterly on each December 20, March 20, June 20 and September 20 of each year, commencing March 20, 2007 (short 1st coupon) and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly, on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Payment Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GZ72
ISIN:	US36962GZ722
Common Code:	028811063

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Company's issues of US$100,000,000 and US$124,700,000 Floating Rate Notes due December 20, 2013 as described in the Company's pricing supplements number 4495 dated November 28, 2006 and number 4499 dated December 1, 2006, respectively.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated February 27, 2007
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by Goldman, Sachs & Co. (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
	Year Ended December 31
2002	2003	2004	2005	2006

1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.